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                    CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



We consent to the inclusion in the Royal Oak Mines Inc. Form 10-K of our audit report dated March 25, 1999 to the shareholders of Royal Oak Mines Inc. on the consolidated balance sheets as at December 31, 1998 and 1997, and the consolidated statements of loss, retained earnings (deficit) and cash flow for the years ended December 31, 1998, 1997 and 1996.





Vancouver, British Columbia

March 25, 1999.